                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14 (a)
                     of the Securities Exchange Act of 1934

                             (Amendment No. 3)

Filed by the registrant [X]
Filed by a party other than the registrant [_]

Check the appropriate box:

[X]Preliminary proxy statement
[_]Definitive proxy statement
[_]Definitive additional materials
[_]Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          CITADEL HOLDING CORPORATION
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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          CITADEL HOLDING CORPORATION
  ----------------------------------------------------------------------------
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

[_]$125 per Exchange Act Rule 0-11(c) (1) (ii), 14a-6 (i) (1), or 14a-6 (j)
(2).
[_]$500 per each party to the controversy pursuant to Exchange Act Rule 14-6(i)
(3).

[_]Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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    to Exchange Act Rule 0-11:

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[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)Amount previously paid:

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

                          CITADEL HOLDING CORPORATION

Dear Shareholder:

  As you know, your Company has recently completed a difficult period in its history. Faced with many problems, including a weak California economy, your Board of Directors succeeded in recapitalizing its thrift subsidiary--Fidelity Federal Bank--and restructuring Citadel. Unfortunately, a dissident shareholder has arrived on the scene--Roderick Dillon--and this shareholder is now attempting to assert an agenda that, while possibly beneficial to Dillon, will be detrimental to your Company and to most Citadel shareholders. The nominees proposed by Dillon are young and inexperienced and have admitted in sworn depositions to knowing nothing about your Company or the "merits" of Dillon's proposal, except what they have been fed by Dillon. Your Board urges you to reject Dillon's self-serving efforts, and to allow your management to continue focusing on maximizing values for all shareholders.

  Please disregard any proxy and/or consent materials sent by Dillon. You are urged to please promptly sign, date and mail the enclosed BLUE management proxy card.

  In reaching your determination how to vote, your Board believes that you should consider, among other things, the following:

            DILLON'S PROPOSAL--AN ILL-ADVISED, ILL-TIMED LIQUIDATION

  Dillon proposes to oust your Board of Directors and insert his own hand-picked, uninformed nominees with the stated aim of liquidating your Company. What Dillon doesn't tell you is that his proposed liquidation will not benefit all Citadel shareholders. Instead, Dillon's proposal is self-serving and is designed to specifically benefit Dillon's privately capitalized hedge fund. You be the judge of Dillon's fire-sale proposal:

          DILLON'S PROPOSAL                              FACT
          -----------------                              ----
 Citadel dividends to stockholders    . Restricted Trading: Fidelity shares
  its common shares of Fidelity.        cannot be traded in blocks of less than
                                        100,000 shares until Fidelity files its
                                        Form 10-K for its fiscal year ending
                                        December 31, 1994. If the dividend of
                                        the Fidelity shares were to occur prior
                                        to such time almost all shareholders
                                        would be prohibited for a period of
                                        time from selling Fidelity shares,
                                        except Dillon.
                                      . Limited Market: Fidelity shares are not
                                        listed on any exchange and there is
                                        only a very limited institutional
                                        market for Fidelity shares. All of
                                        Fidelity's stock is currently held by
                                        less than 20 institutions. Even after
                                        the current minimum transfer
                                        restrictions on Fidelity shares
                                        terminates, it will be very difficult
                                        for non-institutional investors to
                                        trade in this market on an even footing
                                        with entities like Dillon's hedge fund.
                                      . Loss of Block Position: In your
                                        management's view, a block in Citadel's
                                        hands retains the potential to attract
                                        a better price from a large investor.
 Citadel sells all its real estate    . For several months, your management has
 assets.                                been pursuing the sale of properties
                                        that do not offer significant potential
                                        for future growth.
                                      . Immediate liquidation would require
                                        your Company to sell under distressed
                                        circumstances and before values have
                                        stabilized.

          DILLON'S PROPOSAL                             FACT
          -----------------                             ----
                                      . If it becomes prudent to sell
                                        additional real estate in the future
                                        when the values have improved and
                                        operations stabilized, your management
                                        is in the best position to maximize
                                        value. Neither Dillon nor any of his
                                        nominees have any experience in
                                        operating, marketing or selling
                                        California or Arizona commercial real
                                        estate.
 Citadel liquidates.                  . The Dillon nominees have no plan for
                                        dealing with Citadel's debts and
                                        contingent liabilities, such as
                                        Citadel's $4.0 million contingent
                                        liability to Fidelity. Indeed, all of
                                        Dillon's nominees have admitted that
                                        they were not even aware that Citadel
                                        had these contingent liabilities.
                                      . The Dillon nominees have no plan for
                                        providing the financing necessary to
                                        timely exercise certain valuable
                                        options held by your Company. Dillon
                                        has valued these options at $3
                                        million. Material elements of these
                                        options are subject to potentially
                                        adverse adjustments, if Citadel has
                                        not acquired these properties before
                                        February 4, 1995.
                                      . The Dillon nominees have given no
                                        assurances as to the timing of any
                                        distribution to shareholders.
                                      . Dillon's nominees have stated under
                                        oath that they have not considered the
                                        impact of liquidation on investors
                                        other than Dillon; that they have not
                                        made any independent determination as
                                        to the prudence of such a course of
                                        action; and that they have no pre-
                                        existing experience running or
                                        liquidating a public company.

  Now that Dillon's plan has been exposed, and the Dillon nominees have been forced to defend their assumptions and deal with the realities they would confront as outlined above, the Dillon nominees have begun to qualify their convictions in sworn testimony. Indeed, they have suggested that they may not implement any of Dillon's proposals!

  Your Board of Directors is committed to maximizing shareholder value. After careful consideration, we strongly believe that a liquidation of your Company is not in the best interests of shareholders at this time.

                                PLAN OF RECOVERY

  Recognizing that a business plan of recovery was needed to save your Company, your Board has now successfully recapitalized Fidelity and restructured Citadel. However, our plan of recovery is still in process.

  Shortly after completing the restructuring and recapitalization, Citadel believed an addition equity infusion was needed. As a result, the Board began exploring the possibility of obtaining such an equity infusion from Craig Corporation. As you know, James J. Cotter is chairman of the Board of Citadel and Craig Corporation.

  To ensure an arms-length transaction, a special committee of independent directors was formed to negotiate the terms of such on equity infusion. On November 10, 1994, we successfully completed such a transaction and Citadel issued 1,329,114 shares of 3% Cumulative Convertible Voting Preferred Stock to Craig at a price of $3.95 per share. The Preferred Stock was used to retire $5.25 million of indebtedness to Craig, initially provided by Craig to enable your company to acquire its current real estate portfolio. If Craig had not provided these funds, your Company would have lost the ability to acquire assets recently valued by

Dillon at approximately $8.5 million above their purchase price. The conversion of the debt to equity has improved Citadel's cash flow by converting floating rate debt with a current interest rate of 11.5% into a fixed cumulative dividend of 3%. This transaction substantially improved your Company's balance sheet, and reduced its negative cash flow by more than $600,000 per annum.

  The Special Committee received a written opinion from Wedbush Morgan Securities that the consideration received by Citadel for the issuance of the preferred shares is fair, from a financial point of view, to the public shareholders of Citadel. This fairness opinion took into account, among other things, potential valuations for Fidelity far higher than any price at which Fidelity shares have traded since its restructuring.

  Far from enriching themselves at shareholder expense, your Directors have willingly sacrificed their personal interests for the best interests of your Company and its shareholders. Long before Dillon began to talk about representation on your Board, your Directors slashed their own compensation by more than 50% and reduced Company overhead by foregoing officers and directors liability insurance.

  We believe carefully reviewing all alternatives and efficiently managing your properties is needed; not a rush to liquidation.

  Currently, we are actively investigating strategies for the disposition of your Company's interest in Fidelity. We are also pursuing plans to exercise options to acquire the additional buildings from Fidelity at what we believe are below market prices. Because of the term of these options, we believe it important that these options be exercised and that the properties be acquired before the end of January.

                  WHAT YOU SHOULD KNOW ABOUT THE DILLON GROUP

 The Dillon Nominees Are Uninformed about your Company.

  Dillon's slate is purportedly committed to a liquidation of Citadel that we believe will be tantamount to a fire-sale. However, when questioned in recent depositions as to the level of due diligence and analysis that these Nominees had done in reaching their conclusion, we were advised that:

 The Dillon Nominees are Uninformed.  . No Dillon nominee has conducted any independent in-depth review of your
                                        Company.

                                      . The one Dillon nominee with real estate
                                        experience has not reviewed any of the
                                        Company's properties.

                                      . Some Dillon nominees admitted that
                                        they had not considered the impact of
                                        liquidation on small shareholders.

                                      . No Dillon nominee has thought about how
                                        to run Citadel if it is not liquidated.

                                      . No independent consultants or
                                        investment bankers have advised the
                                        nominees.

                                      . The Dillon nominees purport to be
                                        generally unfamiliar with the
                                        compensation paid to Citadel directors
                                        and the absence of directors and
                                        officers liability insurance.
 The Dillon Nominees Are
  Inexperienced.

  Again, when questioned under oath, we were advised by the Dillon Nominees that:

                                      . No Dillon nominee has any experience in
                                        the operation or management of a
                                        financial institution such as Fidelity.

                                      . The Dillon nominees have little
                                        experience as directors of a public
                                        company.

  The Citadel Board of Directors consists of individuals with substantial business experience and includes individuals associated with shareholders who have invested over $24 million in Citadel and hold approximately 25% of the Citadel voting securities.

 Dillon Offers No Assurances That He Will Even Vote The Proxies He Solicits In The Upcoming Election Of Directors.

  In his proxy materials, Dillon is soliciting only a conditional proxy with respect to the election of directors. As he has not obtained the regulatory waivers or approvals he seeks with respect to his proposal to replace your entire Board with his own nominees, he is offering you no assurances that any vote entrusted to him on this matter will in fact be cast.

 Dillon's Actions Are Inconsistent With His Stated Views As To The Value Of Your Company In Liquidation.

  Despite recent press reports as to the Dillon Group's view of the value of Citadel--publicly reported to be stated by Roderick Dillon to be as high as $9.00 per share in liquidation--Dillon has privately advised Citadel that he would not pay over $4.00 for Citadel stock and that he would be a seller at prices far below $9.00./1/ As recently as late October, 1994, Dillon was publicly reported to have valued Citadel shares as between $5 and $9 per share./1/

  Ask yourselves a very simple question: If Citadel Stock currently sells for approximately $3.00 per share, and Dillon believes it is worth $5 to $9 per share, why hasn't Dillon bought any Citadel stock since March? Even if regulatory approval would be required for Dillon to acquire additional stock, Dillon is apparently willing to seek such approval if necessary in connection with his proxy solicitation.

  When Dillon was offered an opportunity to purchase Fidelity stock in the restructuring at $5.25 per share, he also declined. When he was asked whether he would be willing, like your Company's other major stockholder--Craig Corporation--to lend money to your Company to assist your Company in meeting its funding needs, he likewise declined.

 Dillon's Views Are Not Shared By Other Large Shareholders.

  Craig Corporation, the owner of approximately 25% of the Citadel voting securities, has indicated that it will vote its shares to retain the current Board of Directors. In addition, on November 25, 1994, a large Citadel stockholder group (Lawndale Capital Management, Inc. and related parties) disclosed in an SEC filing that it currently intends to vote its 468,200 shares of Common Stock (5.25% of the Citadel voting securities) to retain the current Board of Directors.

  In summary

    .  Liquidation now would not be in the best interests of shareholders.

    . If liquidation should, in the future, prove to be the best alternative, your management is better positioned to conduct such a liquidation.

    . The Dillon nominees have not demonstrated any independence or willingness to critically analyse Dillon's liquidation proposal, and have little experience in the management of a publicly traded company.

    . The actions taken by your Board have been carefully considered and intended to benefit all shareholders.

  Is Dillon concerned about all shareholders or is he looking out for himself and his hedge fund? We believe Dillon's intentions are self-serving.
- --------

/1/. An article entitled "Citadel Holder Pushes For Liquidation" in the October 24, 1994 issue of Mergers & Corporate Policy (permission to cite was neither sought from nor given by the publisher.)

                        IMPORTANT CHARTER AMENDMENT

  Your Board of Directors also recommends that you vote for a proposed amendment to Citadel's Certificate of Incorporation to increase the authorized number of shares of common stock. As discussed in the attached proxy statement, Citadel has considered ways to raise additional capital, including by way of a rights offering. Pursuant to the terms of shares of preferred stock recently issued by Citadel to Craig Corporation, such shares are automatically converted into common stock in connection with a rights offering meeting certain criteria. Holders of common stock would be able to purchase additional shares of common stock at the same price per share as the preferred stock would be converted, thereby mitigating any dilutive impact from the conversion. The proposed amendment to the Certificate of Incorporation would provide enough shares to allow for a rights offering and the forced conversion of the preferred shares and otherwise provide Citadel with flexibility to raise equity capital in the future.

  Your Board of Directors strongly opposes Dillon and is committed to vigorously fighting any attempt by Dillon to take control of your Company.

  In what we believe are your own best interest, we urge you to support your Board of Directors which is committed to maximizing long term values for all
                                                                         ---
Citadel shareholders. Please take the time to mark, sign, date and mail the enclosed BLUE Management proxy card in the enclosed postage-paid return envelope.

  We thank you for your continued support and will keep you informed of any developments.

  On behalf of your Board of Directors,

                                        Sincerely,

                                        STEVE WESSON
                                        PRESIDENT

- --------------------------------------------------------------------------------

                                 IMPORTANT

   Your vote is important and time is short. Please take a moment to mark, sign, date and promptly mail your BLUE proxy in the postage paid envelope provided.

   If your shares are registered in the name of a broker, only your broker can execute a proxy and vote your shares and only after receiving your specific instructions. Please contact the person responsible for your account and direct him or her to execute a BLUE Proxy on your behalf today. If you need a copy of Citadel proxy materials, have any questions or need further assistance in voting, please call:

                          D. F. KING & CO., INC.

                              77 Water Street

                            New York, NY 10005

                         (212) 269-5550 (Collect)

                                    or

                     CALL TOLL-FREE -- 1-800-829-6554

- -------------------------------------------------------------------------------

                          CITADEL HOLDING CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 12, 1994

To the Stockholders:

  The 1994 Annual Meeting of Stockholders (the "Annual Meeting") of Citadel Holding Corporation, a Delaware corporation ("Citadel"), will be held at the Four Seasons Hotel, 300 South Doheny Drive, Beverly Hills, California on
December   , 1994, at 10:00 a.m. local time, subject to adjournment or postponement by the Board of Directors, for the following purposes:

    1. To elect five directors to the Board of Directors of Citadel (the "Board of Directors") to serve until the 1995 annual meeting of stockholders;

    2. To act upon a proposal to amend Citadel's Certificate of Incorporation (the "Certificate of Incorporation") to increase the number of authorized shares of Common Stock from 10,000,000 to 20,000,000 shares; and

    3. To transact such other business as may properly come before the Annual Meeting.

  Only holders of record of the voting stock of Citadel on November 14, 1994 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Prior to the voting thereof, a proxy may be revoked by the person executing such proxy by (i) filing with the Corporate Secretary of Citadel, prior to the commencement of the Annual Meeting, either a written notice of revocation or a duly executed proxy bearing a later date or
(ii) by voting in person at the Annual Meeting. Citadel shall make available for examination at its principal executive offices located at 600 North Brand Boulevard, Glendale, California 91203, at least ten days prior to the date of the Annual Meeting, a list of the stockholders entitled to vote at the Annual Meeting.

                                          By order of the Board of Directors,

                                          S. CRAIG TOMPKINS
                                          Corporate Secretary

Glendale, California
November   , 1994

                            YOUR VOTE IS IMPORTANT.

  TO VOTE YOUR SHARES, PLEASE MARK, SIGN AND DATE THE ENCLOSED BLUE PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                          CITADEL HOLDING CORPORATION

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                               DECEMBER 12, 1994

                              GENERAL INFORMATION

  This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation by the Board of Directors (the "Board" or the "Board of Directors") of Citadel Holding Corporation, a Delaware corporation ("Citadel" and, collectively with its subsidiaries, the "Company"), of proxies for use at the 1994 Annual Meeting of Stockholders of Citadel (the "Annual Meeting") scheduled to be held at the time and place for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Shares represented by properly executed proxies received by Citadel will be voted at the Annual Meeting in the manner specified therein or, if no instructions are marked on the enclosed proxy card, FOR each of the nominees for director as identified on such card and FOR each of the other proposals on such card. Although management does not know of any other matter to be acted upon at the Annual Meeting, shares represented by valid proxies will be voted by the persons named on the accompanying proxy card in accordance with their respective best judgments with respect to any other matters that may properly come before the Annual Meeting.

  Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person, and any person giving a proxy has the right to revoke it at any time before it is exercised by (i) filing with the Corporate Secretary of Citadel, prior to the commencement of the Annual Meeting, a duly executed instrument dated subsequent to such proxy revoking the same or a duly executed proxy bearing a later date or (ii) attending the Annual Meeting and voting in person.

  The mailing address of the principal executive offices of Citadel is 600 North Brand Boulevard, Glendale, California 91203, and its telephone number is
(818) 551-7450. The approximate date on which this Proxy Statement and the
enclosed proxy card are first being sent to stockholders is November   , 1994.

  On August 4, 1994, Citadel completed a restructuring and recapitalization transaction (the "Restructuring and Recapitalization Transaction"), as a result of which its interest in Fidelity Federal Bank, FSB ("Fidelity") was reduced from 100% to approximately 16.2% and Fidelity was recapitalized with approximately $109 million in new capital. Incident to the Restructuring and Recapitalization Transaction, Citadel's Board of Directors was reduced from eight to five directors. Citadel is a registered Savings and Loan Holding Company. Solicitation of proxies may, under certain circumstances, be subject to compliance with the change of control laws and regulations promulgated by the Office of Thrift Supervision.

RECORD DATE AND VOTING

  Only stockholders of record on November 14, 1994 (the "Record Date"), will be entitled to notice of and to vote at the Annual Meeting. There were outstanding on the Record Date 6,669,924 shares of Citadel common stock, par value $.01 per share ("Common Stock") and 1,329,114 shares of Citadel 3% Cumulative Voting Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock," and together with the Common Stock, the "Voting Stock"). Each share of Voting Stock is entitled to one vote on each matter to be voted on at the Annual Meeting.

  The holders of the majority of the outstanding shares of Citadel voting securities, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (shares held by a broker or nominee which are represented at the Annual Meeting, but which have not been voted for a specific proposal) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Directors will be elected by a plurality of the votes of the shares of Citadel voting securities present in person or represented by proxy at the Annual Meeting. As to Proposal 2 (as defined below, the Charter Amendment), adoption requires the affirmative vote of a majority of the outstanding shares of Common Stock and the affirmative vote of a majority of the outstanding shares of Citadel voting securities. As to Proposal 3 (adjournment), adoption requires the affirmative vote of a majority of the voting power present in person or by proxy at the Annual Meeting.

  With regard to Proposal 1 (election of directors), votes may either be cast in favor of the nominees named herein or be withheld. Votes withheld will not be counted towards a nominee's achievement of a plurality. With regard to Proposal 2, abstentions and broker non-votes will have the effect of votes against the proposal because it requires the affirmative vote of a majority of all outstanding shares of Common Stock and Citadel voting securities. With regard to Proposal 3, abstentions will have the effect of votes against the proposal (but broker non-votes will not have such effect) because the proposal requires the affirmative vote of a majority of the voting power present in person or by proxy at the Annual Meeting.

                                 PROXY CONTEST

  On November 4, 1994, Dillon Investors, L.P. ("Dillon") and certain related persons and entities (the "Dillon Group"), announced that they will solicit proxies from the stockholders of Citadel for election at the Annual Meeting of a slate of directors in opposition to the slate nominated by the Board of Directors of Citadel. The Dillon slate consists of Roderick H. Dillon, Jr., Bradley C. Shoup, Timothy K. Kelley, Ralph V. Whitworth and Jordan M. Spiegel (collectively, the "Dillon Nominees"). On November 8, 1994, Dillon filed preliminary proxy materials with the Securities and Exchange Commission (the "SEC") to solicit proxies for the election of the Dillon Nominees and to oppose the proposed amendment to Citadel's Certificate of Incorporation to increase the number of authorized shares of Common Stock. Dillon's preliminary proxy materials state that if elected, it is the intention of the Dillon Nominees to propose, subject to their fiduciary duties, that Citadel (i) effect a pro rata distribution (the "Dillon Distribution") to Citadel's stockholders of the Class B shares of Fidelity held by Citadel and (ii) thereafter promptly dissolve and liquidate the remaining assets of Citadel (the "Dillon Liquidation").

  YOUR BOARD OF DIRECTORS STRONGLY OPPOSES THIS EFFORT OF THE DILLON GROUP AND URGES YOU TO REJECT THE DILLON NOMINEES.

  - THE LIQUIDATION PROPOSED BY THE DILLON GROUP WOULD BE PARTICULARLY DETRIMENTAL TO STOCKHOLDERS WHO ARE NOT BIG MONEY PLAYERS LIKE THE DILLON GROUP. A DISTRIBUTION TO STOCKHOLDERS BY CITADEL OF ITS FIDELITY SHARES WOULD NOT BE IN THE BEST INTERESTS OF THE TYPICAL CITADEL STOCKHOLDER AT THIS TIME
BECAUSE:

    * IN A LIQUIDATION, IT IS UNLIKELY THAT STOCKHOLDERS WOULD RECEIVE MORE THAN 2/3 OF A SHARE OF FIDELITY STOCK FOR EACH SHARE OF CITADEL STOCK OWNED. TRANSFERS OF FIDELITY SHARES IN BLOCKS OF LESS THAN 100,000 SHARES ARE PROHIBITED BY FIDELITY'S CHARTER UNTIL THE FILING BY FIDELITY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDING DECEMBER 31, 1994. THE AVERAGE STOCKHOLDER WOULD RECEIVE LESS THAN 100,000 FIDELITY SHARES IN A LIQUIDATION. IF THE DISTRIBUTION WERE TO OCCUR PRIOR TO THE FIDELITY 10-K FILING, THE AVERAGE STOCKHOLDER WOULD BE PROHIBITED FROM SELLING THOSE SHARES FOR A PERIOD OF TIME. THE DILLON GROUP WOULD RECEIVE OVER 100,000 FIDELITY SHARES.

    * TODAY, FIDELITY STOCK IS UNLISTED AND HELD EXCLUSIVELY BY LARGE INVESTORS. EVEN AFTER THE MINIMUM 100,000 SHARE TRANSFER REQUIREMENT FOR FIDELITY SHARE TRANSFERS TERMINATES UPON THE FILING BY FIDELITY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDING DECEMBER 31, 1994, NO ASSURANCE CAN BE GIVEN THAT FIDELITY SHARES WILL BE LISTED OR THAT ANY EFFICIENT MARKET WILL DEVELOP. ACCORDINGLY, SMALL FIDELITY SHAREHOLDERS MAY SELL AT MATERIAL DISCOUNTS TO THEIR TRUE VALUES. THE FIDELITY STOCK KEPT IN A LARGER BLOCK IN CITADEL'S HANDS WOULD RETAIN THE POTENTIAL TO ATTRACT A BETTER PRICE FROM ANOTHER LARGE INVESTOR WHO MIGHT SEEK A SIGNIFICANT STAKE IN FIDELITY. LIQUIDATION WOULD DESTROY ANY VALUE THAT THE COMPANY'S FIDELITY HOLDINGS WOULD HAVE AS A MAJOR BLOCK OF FIDELITY COMMON STOCK.

    * LIQUIDATION WOULD REQUIRE THE COMPANY TO SELL ITS REAL ESTATE ASSETS AT WHAT MAY BE THE BOTTOM OF THE SOUTHERN CALIFORNIA REAL ESTATE MARKET AND BEFORE VALUES HAVE STABILIZED. MANAGEMENT BELIEVES THAT PREMATURE LIQUIDATION OF ALL REAL ESTATE ASSETS COULD COST THE COMPANY SEVERAL MILLION DOLLARS.

  - NOTWITHSTANDING THE ASSERTIONS MADE BY THE DILLON GROUP IN RECENT LITIGATION BROUGHT AGAINST THE BOARD THAT THE DIRECTORS ARE MOTIVATED BY PERSONAL GREED AND A DESIRE TO ENTRENCH THEMSELVES IN MANAGEMENT, SEVERAL MONTHS AGO, THE BOARD ON ITS OWN MOTION AND WITHOUT ANY PRODDING FROM ANY STOCKHOLDER, SLASHED ITS OWN COMPENSATION BY MORE THAN 50%. FURTHERMORE, IN AN EFFORT TO CONTROL COSTS, THE BOARD DETERMINED NOT TO RENEW THE COMPANY'S DIRECTORS AND OFFICERS LIABILITY INSURANCE.

  - THE DILLON NOMINEES ARE PURPORTEDLY COMMITTED TO A LIQUIDATION OF CITADEL BUT ARE UNINFORMED. WHILE MR. DILLON'S NOMINEES MAY ALREADY BE COMMITTED TO A COURSE OF ACTION THAT IMPLEMENTS THE WILL OF THEIR PROMOTER, RODERICK DILLON, THEY HAVE NOT CONDUCTED AN INDEPENDENT REVIEW OF CITADEL. THESE INDIVIDUALS HAVE AN AVERAGE AGE OF 36 AND HAVE LITTLE PRIOR EXPERIENCE AS OFFICERS OR DIRECTORS OF A PUBLIC COMPANY. MOST OF THESE INDIVIDUALS HAVE REPORTED NO EXPERIENCE IN MANAGING OR SELLING REAL ESTATE OR IN THE OPERATION OF A FINANCIAL INSTITUTION SUCH AS FIDELITY.

  - IN THEIR HASTY EFFORT TO TAKE OVER THE COMPANY, THE DILLON GROUP HAS SOUGHT TO AVOID THE REGULATORY APPLICATIONS AND FILINGS REQUIRED BY THE REGULATIONS OF THE OFFICE OF THRIFT SUPERVISION BY SEEKING WAIVERS. THUS, NEITHER THE DILLON GROUP NOR ANY OF THE DILLON NOMINEES HAVE TAKEN THE TIME TO APPLY FOR THE REQUISITE APPROVALS OF THE OFFICE OF THRIFT SUPERVISION. NO ASSURANCES HAVE BEEN GIVEN BY THE DILLON GROUP THAT IT WILL EVER BE GRANTED SUCH APPROVALS OR THE WAIVERS THAT IT APPARENTLY NOW SEEKS.

  - DESPITE RECENT STATEMENTS TO THE PRESS BY THE DILLON GROUP AS TO ITS VIEW OF THE VALUE OF CITADEL--STATED BY RODERICK DILLON TO BE AS HIGH AS $9.00 PER SHARE IN LIQUIDATION--MR. DILLON HAS PRIVATELY ADVISED CITADEL THAT HE WOULD NOT PAY OVER $4.00 FOR CITADEL STOCK AND THAT HE WOULD BE A SELLER AT PRICES FAR BELOW $9.00. AS RECENTLY AS LATE OCTOBER, 1994, MR. DILLON WAS TOUTING CITADEL SHARES IN THE PRESS AT BETWEEN $5 AND $9 PER SHARE, YET

HE REFRAINS FROM OPEN MARKET PURCHASES OF CITADEL SHARES AT AVAILABLE PRICES FAR BELOW $5 PER SHARE --A NOTEWORTHY LACK OF CONFIDENCE IN HIS OWN VALUATION RANGE. EVEN IF REGULATORY APPROVAL WOULD BE REQUIRED FOR DILLON TO ACQUIRE ADDITIONAL STOCK, DILLON IS APPARENTLY WILLING TO SEEK SUCH APPROVAL IF NECESSARY IN CONNECTION WITH HIS PROXY SOLICITATIONS.

  - WHEN MR. DILLON WAS OFFERED AN OPPORTUNITY TO PURCHASE FIDELITY STOCK IN THE RESTRUCTURING AND RECAPITALIZATION TRANSACTION AT $5.25 PER SHARE, HE DECLINED. WHEN HE WAS ASKED WHETHER HE WOULD BE WILLING, LIKE CITADEL'S OTHER MAJOR STOCKHOLDER--CRAIG CORPORATION--TO LEND MONEY TO THE COMPANY TO ASSIST IT IN MEETING ITS FUNDING NEEDS, HE LIKEWISE DECLINED.

LITIGATION

  On November 7, 1994, Dillon commenced an action in the Court of Chancery of the State of Delaware against Citadel, its directors and Craig Corporation ("Craig") alleging that (i) the 74,300 shares of Citadel common stock issued to Craig on October 21, 1994 were invalidly issued; (ii) the directors improperly changed the record date for the Annual Meeting to permit them to issue additional shares to Craig or others prior to the new record date; and (iii) Citadel intended to issue additional shares to Craig or others for the same purposes described above. The relief sought by Dillon is a declaration that neither the shares of Common Stock issued on October 21, 1994 nor any other shares issued after November 4, 1994 may be voted at the Annual Meeting, and an injunction against issuance of further shares.

  On November 9, 1994, Dillon applied to the Court of Chancery for a temporary restraining order seeking to enjoin Citadel from issuing additional shares pending further proceedings. After a hearing, the Court denied the application on the ground that Dillon had failed to make an adequate record justifying the relief sought without prejudice to renewal of an application for preliminary relief if additional shares of Citadel are issued. The Court has set January 4, 1995 as the trial date for this action. On November 14, 1994, Dillon amended its complaint to seek recission of the sale of the Preferred Shares and to enjoin the voting of such shares at the Annual Meeting. The amended complaint alleges, among other things that the issuance of the Preferred Shares was in violation of the Board's fiduciary duty as such stock was issued for inadequate consideration and not for a proper purpose.

  On November 16, 1994, Citadel answered the amended complaint, denying all allegations of wrongdoing alleged by Dillon. Citadel and its directors believe this case is without merit and intend to vigorously defend themselves. As discussed below, the Board of Directors believe that the issuances of shares to Craig are in the best interests of Citadel and its stockholders. Notwithstanding assertions made by the Dillon Group in their lawsuit that the Board of Directors is motivated by self interest and a desire to entrench themselves, several months ago your Board on its own motion reduced director compensation by more than 50%, and, in accordance with its efforts to reduce corporate overhead, determined not to renew their own directors and officers liability insurance. On November 16, 1994, Citadel filed a counterclaim based upon the following events. On November 7, 1994, which was after the directors had fixed November 14, 1994 as the record date for determining the stockholders entitled to vote at the Annual Meeting, Dillon delivered to Citadel a stockholder consent in an effort to fix an earlier date, November 7, 1994, as the record date for determining the stockholders to participate in a consent solicitation by Dillon to take the following action without a stockholder meeting: (i) remove the directors of Citadel, (ii) install Dillon's slate of directors, and (iii) retroactively, as of November 4, 1994, eliminate indemnification by Citadel of its officers, directors and employees except where such indemnification has been given prior approval by a majority of Citadel stockholders. Citadel's counterclaim asks the Delaware Court of Chancery, now that November 14, 1994 record date for the Annual Meeting has passed, to declare that Delaware law would not permit the removal of Citadel's directors through Dillon's consent procedure prior to the Annual Meeting unless the votes of those entitled to vote at the Annual Meeting are considered. Citadel also asks the Court to declare that under Delaware law stockholders of record as of November 7, 1994 may not after the Annual Meeting remove directors that are elected at the Annual Meeting by stockholders of a later record date. The counterclaim also asks the Court to declare that Dillon's proposed amendment purporting to eliminate retroactively the rights of Citadel's officers, directors and employees to indemnification is not valid under Delaware law.

  On November 16, 1994, Citadel filed a lawsuit in the United States District Court for the Central District of California, against the Dillon Group and the Dillon Nominees seeking injunctive relief against each defendant pursuant to
Section 13(d) of the Securities Exchange Act of 1934 on the ground defendants have failed to disclose and have misrepresented various material facts required to be disclosed in filing with the SEC under Section 13(d). Among other things, the complaint alleges that the Dillon Group and the Dillon Nominees have violated federal law by failing to disclose contracts, arrangements and understandings among them and with others with respect to Citadel stock and failing to disclose the adverse consequences to Citadel and its stockholders resulting from the defendants obtaining control of Citadel and liquidating its assets and the adverse consequences to Citadel and its stockholders of the defendants failing to obtain the approval of the Office of Thrift Supervision ("OTS") for their actions.

ISSUANCE OF COMMON STOCK

  On October 21, 1994, Citadel, after approval by a special committee of independent directors, issued 74,300 shares of its Common Stock to Craig at a purchase price of $3.85 per share. The transaction provided capital to Citadel and increased Craig's equity stake in Citadel to just above 10%. Because Citadel has remained a registered thrift holding company following the restructuring and recapitalization of Fidelity, acquisition of more than 10% of Citadel's equity can require the approval of the OTS. Craig advised Citadel that it previously received such OTS approval, and that such approval would expire on October 23, 1994 unless Craig's equity interest increased above 10% prior to its expiration. This transaction preserved Craig as a potential source of future equity financing without new OTS approval. S. Craig Tompkins is the President and a director of Craig and James J. Cotter is the Chairman of the Board and a principal stockholder of Craig.

ISSUANCE OF PREFERRED STOCK

  Commencing shortly after the Restructuring and Recapitalization Transaction, Citadel began to explore with Craig the possibility of Craig making an additional equity infusion in Citadel for working capital purposes. Citadel formed a special committee (the "Special Committee") of the independent directors of the Board (which included all of the directors other than Messrs. Cotter and Tompkins) to negotiate the terms of such an equity infusion. On November 10, 1994, Citadel issued 1,329,114 shares (the "Preferred Shares") of 3% Cumulative Voting Convertible Preferred Stock to Craig at a price of $3.95 per share. Payment was made in the form of cancellation of $5,250,000 of indebtedness to Craig under a short-term line of credit (the "Craig Facility") that was provided by Craig to Citadel Realty, Inc. ("CRI"), a wholly-owned subsidiary of Citadel, to help finance the acquisition by CRI of Citadel's current real estate holdings from Fidelity at the time of the Restructuring and Recapitalization Transaction. Citadel believes that at such time no other sources of funds to acquire these properties were available on reasonable terms and that if Craig had not provided such financing, the potential value of these properties would have been lost to Citadel and its stockholders. The Craig Facility is guaranteed by Citadel, which guarantee is secured by a pledge of all of the stock of CRI. The Craig Facility is due and payable in full on August 5, 1995, subject to CRI's right, if it satisfies certain conditions and pays an extension fee, to extend the line for an additional six months to February 5, 1996. Approximately $1,000,000 remains outstanding under the Craig Facility.

  The members of the Special Committee determined that, without the issuance of the Preferred Shares, Citadel would likely be forced to liquidate its assets, including its shares of Fidelity, under a "distress sale" circumstance to pay the indebtedness under the Craig Facility, thereby reducing prospects for maximizing the value of Citadel's assets. The Special Committee was especially concerned that the lack of a liquid market for Fidelity stock might impede Citadel's ability to maximize its value in a forced disposition to meet Citadel's obligations under the Craig Facility. The Special Committee was also concerned that it might be unable to identify any alternative sources of equity or receive sufficient proceeds from a sale of the Fidelity shares to pay the Craig Facility as the maturity date drew nearer, particularly if there was a further deterioration in

Fidelity's financial condition. The conversion of the debt to equity has improved Citadel's cash flow by converting floating rate debt bearing an interest rate of prime plus 3% into a fixed cumulative dividend of 3% (which is not a liability on Citadel's balance sheet), and has expanded Citadel's equity base while reducing Citadel's leverage.

  The Special Committee received the written opinion of Wedbush Morgan Securities ("Wedbush"), dated November 10, 1994, that, based upon and subject to the matters set forth therein, the consideration received by Citadel for the issuance of the Preferred Shares is fair, from a financial point of view, to the public stockholders of Citadel. In rendering its opinion Wedbush, among other things, compared the financial and stock market information for Citadel with similar information for certain other companies whose securities are publicly traded and considered the likelihood that Citadel could sell the Preferred Shares or a similar security to another purchaser on better terms. Wedbush is an investment banking firm and a member of the New York Stock Exchange and other principal stock exchanges in the United States, and is regularly engaged as part of its business in the valuation of businesses and securities for corporate, estate tax and other purposes in connection with mergers and acquisitions, private placements and negotiated underwritings. A copy of the Wedbush opinion has been filed as an exhibit to Citadel's Current Report on Form 8-K (the "Preferred Stock 8-K") filed with the SEC on November 14, 1994. In retaining Wedbush, the Special Committee noted, among other things, the absence of any prior representation by Wedbush of Craig.

  Holders of the Preferred Shares have the right to convert such shares into Common Stock at any time, subject to certain redemption provisions, at a conversion ratio of one Preferred Share for a fraction of a share of Common Stock, the numerator of which is the sum of the purchase price paid per Preferred Share (the "Stated Value") plus any accrued but unpaid per share dividends, and the denominator of which is the average of the closing prices per share of the Common Stock for each of the 60 business days immediately preceding the date of conversion (subject to a maximum denominator of $5). In addition, if Citadel completes a rights offering of Common Stock to its stockholders prior to October 31, 1995, and if the gross proceeds thereof (other than from Craig and its affiliates) equal or exceed $2.5 million, then any remaining Preferred Shares having an aggregate Stated Value plus accrued dividends equal to such gross proceeds shall automatically convert into Common Stock at the rights offering price.

  Citadel has the option to redeem Preferred Shares at any time after November 10, 1997 at a per share price equal to the sum of the Stated Value plus accrued but unpaid dividends per share plus a premium calculated as simple interest on the Stated Value from the date of issuance of the Preferred Shares at a decreasing rate that begins at 9% if the redemption occurs prior to the fourth anniversary of the date of issuance of the Preferred Shares and decreases by one percent for each succeeding year (the "Redemption Price"). Holders of Preferred Shares have the right to require Citadel to purchase their shares at the Redemption Price under certain circumstances, including a "Change in Control." A Change in Control is defined as the occurrence of either of the following events: (i) any person, entity or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules thereunder) other than Craig, and its successors and affiliates, acquires beneficial ownership of over 35% of the outstanding voting securities of the Company; or (ii) the directors of the Company as of October 10, 1994 (the "Current Directors"), and any future directors ("Continuing Directors") of the Company who have been elected or nominated by a majority of the Current Directors or the Continuing Directors, cease to constitute a majority of the Board of Directors. (The terms of the Craig Facility also provide Craig with the right to accelerate the indebtedness due thereunder upon the occurrence described under clause (ii) of the Change in Control definition.) The Preferred Shares are transferable subject to compliance with applicable federal and state securities laws.

  The Preferred Shares vote jointly (not as a separate class) with the Common Stock on most matters, including the election of directors, with each Preferred Share entitled to one vote. Holders of the Preferred Shares will have the opportunity to purchase part of any new issuance of voting securities of Citadel to preserve their respective percentage voting interests. If a court of competent jurisdiction issues any ruling, judgment, injunction, decree or order that prohibits Craig from voting the Preferred Shares at any meeting of Citadel stockholders or pursuant to any written consent of Citadel stockholders, in which vote or consent the Preferred Shares would otherwise be entitled to participate, or invalidates any such vote or consent of such Preferred Shares, then Craig will have the right to rescind its purchase of the Preferred Shares. Upon such rescission, (i) the Preferred Shares will be canceled and (ii) the $5,250,000 of indebtedness under the Craig Facility which had been canceled, plus any interest thereon, will be reinstated. The Certificate of Designations for the Preferred Shares, establishing the voting powers, preferences and relative rights of the Preferred Shares, and the definitive Preferred Stock Purchase Agreement between Citadel and Craig have been included as exhibits to the Preferred Stock 8-K.

REGULATORY ISSUES

  Under applicable change of control regulations of the OTS, the change in control of a savings and loan holding company or a savings association may only be effectuated with, in essence, the prior approval of the OTS. These change of control regulations apply to proxy and consent solicitations for the election of directors. To Citadel's knowledge, the Dillon Group has not obtained any approval in connection with its current proxy and consent solicitations.

  Proxies or consents that would enable the holder thereof to elect one-third or more of the board of directors of a savings and loan holding company may not be acquired in the context of a proxy or consent solicitation contest without the prior approval of the OTS or rebuttal of certain presumptions of control. If the Dillon Group were to be successful in its solicitation efforts, its nominees would comprise the entire Citadel Board of Directors. This position would, in the view of Citadel, give the Dillon Group the practical ability to have a material and ongoing influence over the business and affairs of Citadel.

  The Dillon Group has stated in filings with the SEC that it is seeking interpretative advice and advice regarding enforcement of the OTS' regulations governing acquisitions of control of savings and loan holding companies (the "OTS Control Regulations"). According to Dillon's proxy materials, Dillon is requesting a determination by the OTS that, if the OTS concludes that the OTS Control Regulations apply to the Company by virtue of its holding company registration and without regard to whether the Company has control of Fidelity, the OTS will refrain from initiating or recommending enforcement action against Dillon if it acquires proxies or otherwise obtains votes from stockholders of Citadel enabling it to elect the Dillon Nominees without first filing a change of control or rebuttal of control submission pursuant to the OTS Control Regulations. Dillon's proxy materials further provide that proxies it receives may not be voted for the election of directors unless and until Dillon has received advice from the OTS confirming that the OTS Control Regulations will not preclude Dillon from holding proxies to vote for the directors at the Annual Meeting or Dillon is otherwise able to hold such proxies without violating such Regulations. In such event, Dillon states that it may vote its proxies to adjourn the Annual Meeting prior to the vote for the election of directors or determine not to present its proxies at the Annual Meeting in order to defeat a quorum, whichever Dillon believes more likely to achieve its objective of delaying the Annual Meeting until it is permitted to vote its proxies in the election of directors.

  Citadel believes that Dillon's conditioning the effectiveness of the proxies it receives regarding the election of directors upon the receipt of favorable OTS advice constitutes an end run around the OTS change of control regulations and the requirement that the OTS approve in advance any solicitation of proxies enabling an acquiror to elect one-third or more of a savings and loan holding company's board of directors. Citadel notes that in the event that Dillon does not receive the advice it has requested from the OTS prior to the Annual Meeting, it will not vote proxies it receives in the election of Citadel directors at the Annual Meeting. Further, if Dillon abandons its attempts to elect the Dillon Nominees, either because Dillon determines it cannot satisfy the OTS Control Regulations or otherwise, Dillon's proxy materials state that it would be Dillon's intention not to further attempt to delay the Annual Meeting, but to abstain from voting any proxies with respect to the election of directors at the Annual Meeting when finally held. Thus, Dillon would not vote its proxies in the election of directors at the currently scheduled Annual Meeting or possibly ever. Such action would disenfranchise Citadel stockholders who give their proxies to Dillon. Such action could also result in the Annual Meeting in essence, being held "hostage" until Dillon is approved to acquire control of Citadel or abandons its attempts. Citadel believes the Dillon Group lacks the managerial and financial experience and resources necessary to obtain OTS approval.

  Dillon also states in its proxy materials that, should the OTS advise Dillon that its proxy and consent solicitations are subject to the OTS Control Regulations, or if Dillon determines that it would otherwise be more expeditious than waiting for a response to its OTS advice request, it is Dillon's presentintention then to file with the OTS a rebuttal of control or a change of control submission and, upon approval thereof, to pursue the Consent Solicitation. A change of control filing with the OTS would be necessary because, Citadel is a registered savings and loan holding company with the requisite authority to exercise control with respect to Fidelity, including the authority to acquire additional shares of Fidelity voting stock or otherwise exercise control (for example, through the solicitation of proxies). In addition to its status as a registered savings and loan holding company, Citadel meets the definitions of control of Fidelity for purposes of the OTS Control Regulations. Under the OTS Control Regulations, a company such as Citadel is deemed to have conclusive or rebuttable control of a savings association such as Fidelity based upon, among other things, holding certain levels of "voting stock" of the association. For purposes of the OTS Control Regulations, securities that are immediately convertible into voting stock at the option of the holder without payment of additional consideration constitute the voting stock into which they are convertible. Citadel holds all of the currently outstanding Class B Common Stock of Fidelity. The Class B Common Stock has limited voting rights but, subject to certain limitations, automatically converts into shares of Fidelity's fully voting Class A Common Stock in certain circumstances. Citadel believes, and also understands it to be the position of the OTS, that the Class B Common Stock of Fidelity held by Citadel constitutes "voting stock" for purposes of the OTS Control Regulations.

  Dillon makes statements in its proxy materials to the effect that a rebuttal of control submission would be processed by the OTS within 35 days of filing. Such statements give the mistaken impression that filing a rebuttal submission is an option for Dillon that has real potential and that such submission could be filed immediately and approved 35 days later. In fact, any such filing, if attempted, could not be in the standard OTS form and thus would require specific direction from the OTS as to its content. This process would, in Citadel's view, take longer than the standard processing time and would very likely not result in a submission the OTS would approve. Rebuttal submissions are to demonstrate that parties would not be in control. Citadel does not believe it would be possible for the Dillon Group to rebut control given its intention to replace the entire Citadel Board with the Dillon Nominees.

  Dillon further states in its proxy materials that in lieu of a rebuttal submission, or in the event that a rebuttal submission is not deemed sufficient by the OTS, it may make a change of control filing with the OTS. The Dillon proxy materials then set forth various time periods as applicable to a change of control filing. Such statements, however, fail to fully disclose the timing issues associated with a change of control submission or the impact thereof on the timing of the Consent Solicitation. For example, a 20-day public comment period is required with respect to a change of control filing and may be extended for up to an additional 20 days. Thus, even if the Dillon Group made a change of control filing immediately, assuming extension of the public comment period for 20 days, the period for the OTS to make only its initial determination, i.e., that the submission is in form sufficient for its review, would not expire until after the 60-day solicitation period for the Consent Solicitation.

  Citadel continues to believes that it is the consistent and historic position of the OTS that the OTS must scrutinize and approve in advance any proxy or consent solicitation, such as that of the Dillon Group, that seeks to take control of the board of directors of a savings and loan holding company. In light of the above, Citadel believes that the Dillon Group should not be allowed to effectuate its objective of replacing the entire Citadel Board without the prior approval of the OTS and that such approvals, even if granted, could not be obtained in time to make either the proxy solicitation or the consent solicitation of Dillon worthy of consideration by Citadel stockholders.

                       PROPOSAL 1: ELECTION OF DIRECTORS

  At the Annual Meeting, stockholders of Citadel will be asked to vote on the election of five directors. The five nominees receiving the highest number of votes at the Annual Meeting will be elected directors of Citadel. To fill these five board positions, the enclosed proxy, unless indicated to the contrary, will be voted FOR the nominees listed below (the "Board Nominees") and on the enclosed proxy card. All directors elected at the Annual Meeting will be elected to one-year terms and will serve until the 1995 annual meeting of stockholders and until their successors have been duly elected and qualified.

  Set forth below are the names of the persons nominated by the Board of Directors for election as directors at the Annual Meeting. Your proxy, unless otherwise indicated, will be voted FOR Messrs. Cotter, Wesson, Geiger, Tompkins and Villasenor. For a description of each nominee's principal occupation and business experience during the last 5 years and present directorships, please see "Directors," below.

                                                                        FIRST
                                                                        BECAME
          NAME          AGE            CURRENT OCCUPATION              DIRECTOR
          ----          ---            ------------------              --------
 James J. Cotter         55 Chairman of the Board of Citadel,            1986
                            Chairman of the Board of Craig
                            Corporation, and Chairman of the Board
                            of Reading Company
 Steve Wesson            37 President and Chief Executive Officer of     1994
                            Citadel
 S. Craig Tompkins       43 Secretary/Treasurer and Principal            1993
                            Accounting Officer of Citadel, Vice
                            Chairman of the Board of Citadel,
                            President and Director of Craig
                            Corporation, President and Director of
                            Reading Company, and Director of G&L
                            Realty Corp.
 Peter W. Geiger         68 Financial and marketing consultant, and      1990
                            retired Vice President and Senior
                            Account Officer of Bank of America
 Alfred Villasenor, Jr.  63 President of Unisure Insurance Services,     1987
                            Inc., and Director of Gateway
                            Investment, Inc., a wholly owned
                            subsidiary of Fidelity

  Set forth below is certain information concerning the principal occupation and business experience of each of the individuals named above during the past five years.

  Mr. Cotter was first elected to the Board in 1986, and resigned in 1988. He was re-elected to the Board in June 1991, named Acting Chairman of the Board of Directors of Citadel and Fidelity in October 1991, and named Chairman of the Board of Citadel on June 5, 1992. Mr. Cotter has been Chairman of the Board of Craig Corporation ("Craig") (retail grocery and real estate management) since 1988 and a director of that company since 1985. He is also the Executive Vice President and a director of The Decurion Corporation (motion picture exhibition). Mr. Cotter began his association with The Decurion Corporation in 1969. Mr. Cotter has been the Chief Executive Officer and a director of Townhouse Cinemas Corporation since 1987. Mr. Cotter is the General Partner of James J. Cotter, Ltd., a limited partner in Hecco Ventures I, a California Limited Partnership and a general partner in Hecco Ventures II, a California General Partnership (Hecco I and Hecco II are involved in investment activities), and has been a director of Stater Bros., Inc. (retail grocery) since 1987. Mr. Cotter has served as a director of Reading Company (entertainment and real estate) since 1990 and as the Chairman of the Board of that company since 1991. Craig owns approximately 47% of Reading Company and 50% of Stater Bros., Inc. Mr. Cotter is also the owner and until October 1992 was the President and a director of Cecelia Packing (citrus grower and packer).

  Mr. Wesson was appointed as President and Chief Executive Officer of the Company on August 5, 1994. Mr. Wesson was initially retained to develop a plan for the disposition by Fidelity and the retention by Citadel of the approximately $500 million in gross book value of the assets ultimately sold to third parties in the Restructuring and Recapitalization Transaction. From 1989 until he joined the Company in 1993, Mr. Wesson served as CEO of Burton Property Trust Inc., the U.S. real estate subsidiary of The Burton

Group PLC. In this position he was responsible for the restructuring and eventual disposal of the company's assets in the U.S. Mr. Wesson succeeds Richard M. Greenwood, who resigned from his positions with Citadel and continues as the President and Chief Executive Officer of Fidelity.

  Mr. Geiger is presently a financial and marketing consultant. He retired as Vice President and Senior Account Officer of Bank of America where he served from 1959 to 1990. His responsibilities at Bank of America included the development, structuring, analysis and negotiation of large corporate financings for major media and entertainment companies.

  Mr. Tompkins was a partner of Gibson Dunn & Crutcher until March 1993 when he resigned to become President of each of Craig and Reading Company. Mr. Tompkins has served as a Director of each of Craig and Reading Company since February 1993. Mr. Tompkins was elected to the Board of Directors of G&L Realty Corp., a New York Stock Exchange listed Real Estate Investment Trust, in December of 1993, and was elected Vice Chairman of the Board of Citadel in July of 1994.

  Mr. Villasenor is the President and the owner of Unisure Insurance Services, Incorporated, a corporation which has specialized in life, business life and group health insurance for over 30 years. Mr. Villasenor served on the Board of Directors of ELAR, a reinsurance company from 1990 to 1991. Mr. Villasenor has served as a director of Gateway Investments, Inc., since June 22, 1993.

  Citadel has been advised by each nominee named in this Proxy Statement that he is willing to be named as such herein and is willing to serve as a director if elected. However, if any of the nominees should be unable to serve as a director, the enclosed proxy will be voted in favor of the remainder of those nominees not opposed by the stockholder on such proxy and may be voted for a substitute nominee selected by the Board of Directors.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES LISTED ABOVE AND REJECT THE DILLON NOMINEES.

WHO ARE THE DILLON NOMINEES?

  The Dillon proxy materials note that only one of the Dillon Nominees has any prior experience as an officer or director of a public corporation and disclose no experience by any of Dillon Nominees with liquidating a public company. The Dillon Nominees have an average age of 36 years old and have no experience in the operation or management of a financial institution such as Fidelity.

WHO ARE THE CITADEL NOMINEES?

  The Citadel Board of Directors consists of individuals with substantial business experience who are familiar with Fidelity and its problems. Dillon's proxy materials note that Dillon has made an investment of over $3.8 million in Citadel. The Citadel Board of Directors includes individuals associated with stockholders who have invested over $24 million in Citadel and hold approximately 25% of the Voting Stock.

                  ADVERSE CONSEQUENCES OF A CHANGE IN CONTROL

  A change in control of Citadel that would result from the election of the Dillon Nominees would have certain adverse consequences to Citadel that the Board of Directors does not believe have been adequately addressed by Dillon. Among other things, such a change in control would allow Craig to sell the Preferred Shares back to Citadel and to accelerate the remaining indebtedness under the Craig Facility, resulting in a $6.2 million obligation for Citadel. If the Preferred Share issuance were rescinded, the $5.25 million of indebtedness under the Craig Facility which had been canceled, plus any interest thereon, would be reinstated and would accelerate upon an election of the Dillon Nominees. At the present time Citadel has less than $4 million in liquid assets. The Dillon proxy materials state that if the Dillon Nominees are elected, Dillon intends to seek to recoup its proxy costs from Citadel. These costs may be substantial given the litigation and regulatory issues relating to the proxy contest as well as Dillon's undertaking to indemnify the Dillon Nominees.

IMMEDIATE LIQUIDATION IS NOT IN THE BEST INTERESTS OF THE CITADEL STOCKHOLDERS

  Management of Citadel is continuing to evaluate the assets, liabilities and opportunities available to Citadel in order to maximize value for all stockholders of Citadel. The Board of Directors believe that this process involves disposing of its Fidelity shares at the appropriate time so as to achieve the best available price, and to stabilize the value of its real estate portfolio. The Board of Directors believes that for a variety of reasons the Dillon Distribution and the Dillon Liquidation are not in the best interests of the stockholders of Citadel at this time.

  Stockholders would Receive Illiquid Stock. There is currently only a very limited market for the Fidelity shares and the stockholders of Citadel would therefore have relatively illiquid stock. In addition, upon a transfer of any shares of Fidelity Class B shares by Citadel (which would include a transfer of such shares to the stockholders of Citadel in the Dillon Distribution) to any person that is not an affiliate of Citadel, such transferred shares will automatically be converted into Class A Shares. Until the filing by Fidelity of its Form 10-K for the fiscal year ending December 31, 1994, which is not expected to occur until late March 1995, the shares of Class A Common Stock may be transferred only in blocks of 100,000 or more. Therefore, if the distribution were to occur before late March 1995 or if Fidelity was delayed in the filing of its Form 10-K, only the large Citadel stockholders, such as Dillon, will be permitted to transfer Fidelity shares at all for a period of time. In addition, there is no commitment or obligation on the part of Fidelity to list its securities on any exchange or otherwise promote a public market for its stock. Citadel believes that a current distribution of the Fidelity shares would benefit only a large stockholder like Dillon, who may be able to sell its Fidelity shares in the absence of a public market. No assurance can be given the typical Citadel stockholders that they will be able to have the liquidity to avoid the material discounts that are often incurred in trying to dispose of illiquid securities. While Citadel and its successors and assigns have the right to require Fidelity, after the filing of its annual report on Form 10-K for the year ending December 31, 1994, to register the Fidelity shares for public sale under the regulations of the OTS (unless such shares have converted to Class A Common Stock of Fidelity and are already freely transferable without such registration), no assurance can be given that such registration will render such securities liquid.

  Possible Loss of Block Value. Citadel believes the Fidelity shares may be more valuable if transferred as a block. The Dillon Distribution would result in a loss of any potential premium that is often associated with a large block of shares.

  Adverse Impact on Maximization of Real Estate Values. Citadel does not believe it is an opportune time to dispose of certain of its real estate assets. Citadel believes that through intensive property management it will be able to improve the operating results of certain of its properties, which should allow a better price to be achieved if it later determines to sell such properties. A liquidation would require Citadel to sell its real estate assets at what the Company believes may be the bottom of the Southern California real estate market and before values have stabilized. As the Restructuring and Recapitalization Transaction was completed only a little more than three months ago, management of Citadel has only been provided with a limited period of time to date in which to address these assets.

  Absence of Stated Plan for Realization of Value in Option Properties. As part of the Restructuring and Recapitalization, Citadel acquired by way of dividend one year options (the "Options") to acquire two office buildings (the "Option Properties") used in the operations of Fidelity (including its headquarters buildings) for an aggregate exercise price of $9.3 million. Portions of the Option Properties would be leased back by Fidelity upon an exercise of such options. Citadel believes that Dillon has not adequately addressed how Citadel might realize the potential value of the Options and the Option Properties, particularly in light of the fact that a change in control resulting from the election of the Dillon Nominees would trigger certain Citadel obligations and the fact that the Dillon Distribution would result in a loss to Citadel of the value of the Fidelity shares.

  In particular, the Board notes that Dillon has not suggested any plan for providing the financing required to exercise the options in a timely manner. If the options are exercised after February 4, 1995, the rental prices paid by Fidelity under the leases would be adjusted from prices previously negotiated by Citadel to prices that are adjusted according to market rates and that are subject to OTS approval.

  Absence of Stated Plan for Dealing with Contingent Liabilities. The Board of Directors believes further information and analysis is required of Citadel's contingent liabilities prior to any decision should be made with respect to a dissolution of Citadel. During July 1994, as part of the Restructuring and Recapitalization, Fidelity entered into agreements with third party purchasers for the sale of primarily problem assets and made certain representations and warranties to the purchasers relating to the assets transferred. For a period of time after the sale, the third party purchasers of the assets have the right to require Fidelity, at Fidelity's election, to repurchase the assets as to which representations and warranties are discovered to be untrue or to cure such breach. Citadel is obligated to reimburse Fidelity in an amount not to exceed $4,000,000 for certain losses incurred by Fidelity in either repurchasing such assets in the event of a breach of certain of the representations and warranties or in curing such breaches. The third party purchasers have made claims against Fidelity in the amount of approximately $3,900,000. Fidelity is currently contesting these claims.

  AT SOME POINT IN TIME, IT MAY BE APPROPRIATE TO LIQUIDATE CITADEL AND THE BOARD OF DIRECTORS HAS NOT RULED OUT THIS POSSIBILITY. HOWEVER, THE BOARD OF DIRECTORS BELIEVES AT THIS TIME STOCKHOLDER VALUE WILL BE MAXIMIZED BY DISPOSING OF THE FIDELITY SHARES AT SUCH TIME AND IN SUCH MANNER AS A MAXIMUM PRICE CAN BE ACHIEVED AND STABILIZING THE VALUE OF ITS REAL ESTATE PORTFOLIO.

         PROPOSAL 2: AUTHORIZATION OF ADDITIONAL SHARES OF COMMON STOCK

  The Certificate of Incorporation currently authorizes 10,000,000 shares of Common Stock, of which 6,669,924 were outstanding as of the date hereof. In addition, based on the price of the shares of Citadel Common Stock as of November 10, 1994, the Preferred Shares are convertible into an additional 1,279,552 shares of Common Stock. In order to have the flexibility to raise equity capital in the future, the Board of Directors believes it is appropriate to amend (the "Charter Amendment") the Certificate of Incorporation to increase the number of authorized common shares. While Citadel does not have specific plans to issue additional shares of Common Stock at the present time, it has given consideration to a number of ways to raise capital in the future including pursuant to a public or private placement of shares of Common Stock or in connection with a rights offering. Among the issues considered by the Special Committee in reviewing the recent issuance of Preferred Shares to Craig, was Craig's willingness to automatically have its Preferred Shares convert into Common Stock in connection with a rights offering meeting certain criteria. Such automatic conversion would be at the rights offering price. The members of the Special Committee felt that this automatic conversion feature would preserve for stockholders the ability, by participating in a rights offering, to mitigate the dilution to book value per share that might result from the conversion of Preferred Shares into Common Stock (depending upon the conversion price). Approval of the Charter Amendment will give the Board the flexibility to move forward with a rights offering of sufficient magnitude to allow stockholders to increase their position in Citadel to the same levels as they were at prior to the issuance of the Preferred Shares and to force a conversion by Craig into Common Stock at the same price as the rights offering. The Charter Amendment will require the affirmative vote of the majority of the outstanding shares of Common Stock and a majority of the outstanding shares of Voting Stock. No further action by Citadel's stockholders is required for issuance of the additional shares of Common Stock except to the extent required by AMEX rules.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.

                            PROPOSAL 3: ADJOURNMENT

  Due to the uncertainty regarding the outcome of the litigation relating to the Annual Meeting, events relating to the proxy contest and Dillon's consent solicitation, or otherwise, the question of whether to adjourn the Annual Meeting to a later date may arise. A vote FOR this proposal will give the persons named as proxies the discretion to vote for an adjournment proposed by the Board of Directors of Citadel. A vote against this proposal will result in the persons named as proxies not being authorized to vote your shares for such an adjournment. The persons named as proxies may, in their discretion, vote for such an adjournment under the following circumstances: (i) in the event a quorum is not present; (ii) in the event insufficient votes are cast to approve the proposals offered herein or to elect the Board Nominees; (iii) in the event a shareholder consent solicitation continues to be threatened or is then underway (iv) in the event the status of pending litigation or orders or judgments emanating therefrom militates such an adjournment; or (v) in the event the Board informs the persons named as proxies that the Board believes a change in control would violate federal law. Any such adjournment or adjournments will require the affirmative vote of a majority of the voting power present in person or by proxy at the session of the meeting to be adjourned.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AUTHORIZING THE BOARD OF DIRECTORS TO ADJOURN THE ANNUAL MEETING IN ITS DISCRETION.

                          DILLON CONSENT SOLICITATION

  On November 7, 1994, Mr. Dillon delivered to Citadel a Stockholder Consent in Lieu of Meeting (the "Dillon Consent") executed on behalf of Mr. Dillon in which Mr. Dillon consented to (i) the removal of the current directors of Citadel and their replacement by the Dillon Nominees and (ii) the amendment of Citadel's By-Laws to provide that as of November 4, 1994 the By-Laws shall not permit indemnification of (or the advancement of expenses to) Citadel's officers, directors, employees and agents without the prior approval of the holders of a majority of the outstanding Common Stock (the "By-Law Proposal"). The Dillon Consent provides that such amendment to Citadel's By-Laws may not be further amended without the approval of either the holders of a majority of the Common Stock outstanding or a majority of the Board of Directors of Citadel who are not "Continuing Directors." Continuing Directors are defined for purposes of the Dillon Consent as (i) each member of the Board of Directors of Citadel on November 4, 1994 and (ii) any member of the Board of Directors of Citadel who was nominated for election or elected to such Board of Directors with the affirmative vote of the majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  On November 15, 1994, Dillon filed preliminary proxy materials with the SEC to solicit consents from Citadel stockholders. The Dillon Consent purports to set a record date of November 7, 1994 (the "Dillon Record Date") for the determination of stockholders of Citadel entitled to execute consents, a date earlier than the November 14, 1994 record date for solicitation of proxies for the Annual Meeting. Citadel opposes this attempt by the Dillon Group to make an end run around the normal corporate democracy process by having stockholders from an earlier date attempt to unseat by written consent a board of directors elected by stockholders as of a later date at the Annual Meeting. In other words, Dillon's consent solicitation seeks to disenfranchise from the election process any persons who acquired Voting Stock after November 7, 1994 and on or before November 14, 1994.

  In addition, the Board of Directors is opposed to the By-Law Proposal contained in the Dillon Consent and, based on the advice of counsel, believes that it would be illegal and invalid even if approved by stockholders. Citadel's By-Laws currently provide that Citadel shall indemnify its directors to the full extent permitted by the Delaware General Corporation Law. Citadel believes this is a customary by-law provision for a public company incorporated in Delaware, and is necessary in order to be able to attract and retain qualified directors. Furthermore, Citadel believes that the Dillon By-Law Proposal is contrary to Section 145(c) of the Delaware General Corporation Law (which generally provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith), is contrary to the Certificate of Incorporation (which generally provides that the Board of Directors can amend the By-laws) to the extent it purports to provide that only non-Continuing Directors or stockholders can amend such By-law provision, and is unenforceable to the extent it purports to be retroactive to November 4, 1994. In addition, in accordance with standard practice for public companies, for many years Citadel has had indemnity agreements with its officers and directors whereby Citadel has agreed to indemnify such persons against covered claims in accordance with the terms thereof. The obligations of Citadel under such indemnity agreements would not be affected by the By-Law Proposal.

  Finally, the Board of Directors objects to the fact that the Dillon Group has drafted the By-Law Proposal in such a fashion that the Dillon Nominees (but not the current Board of Directors) would be able to amend the By-Laws to extend greater indemnification rights to themselves by repealing the By-Law Proposal if they are elected as directors. In light of the foregoing, Citadel believes that the By-Law Proposal, particularly when combined with the Dillon Group lawsuit against the Citadel directors, is a brazen attempt to try to intimidate the Board of Directors with the threat of personal liability for opposing the Dillon Group. It should be noted that, in order to reduce Citadel's overhead, the current Board of Directors determined upon the completion of the Restructuring and Recapitalization Transaction to forego the benefits of directors and officers liability insurance. Although this cancellation leaves the directors and officers without insurance coverage for their Citadel duties, the directors and officers remain covered by indemnity agreements.

  The information in the above section is based on the preliminary proxy materials filed by Dillon with the SEC.

THE CONSENT PROCEDURE

  Assuming Dillon is permitted to conduct a consent solicitation with an earlier record date than the record date previously established by the Board of Directors for the Annual Meeting, Dillon, in order to succeed in its attempts to remove the present directors of Citadel, to elect the Dillon Nominees to the Board and to amend the By-Laws of Citadel, must obtain valid unrevoked consents from the holders of record of a majority of the 6,669,924 shares of Common Stock outstanding on the Dillon Record Date. Furthermore, such consents must be delivered to Citadel within 60 days of the earliest dated consent delivered to Citadel. However, as discussed above, Citadel does not believe that Dillon's use of an earlier record date for the purposes of replacing the director is permissible and further believes that the By-Law Proposal is invalid. See "Litigation."

  FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF CITADEL URGES YOU NOT TO SIGN ANY CONSENT CARDS SENT TO YOU BY DILLON.
- ---
                            SOLICITATION OF PROXIES

  The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card will be paid by Citadel. Following the mailing of this Proxy Statement, directors, officers and regular employees of Citadel may solicit proxies by mail, telephone, telegraph or personal interview. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of Common Stock of record will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by Citadel for their reasonable charges and expenses in connection therewith.

  In addition, Citadel has retained D.F. King & Co., Inc. ("D.F. King") to assist in the solicitation of proxies. D.F. King may solicit proxies by mail, telephone, telegraph and personal solicitation, and will request brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of Voting Stock of record to forward proxy soliciting material to the beneficial owners of such shares. Citadel has expended approximately
$            to date in connection with its solicitation of proxies. Citadel estimates the total
amount to be spent on its solicitation of proxies will be $           .
Included in these costs are legal, accounting, printing and proxy solicitation expenses. D.F. King will employ approximately 20 people in its solicitation efforts.

                 RESTRUCTURING AND RECAPITALIZATION TRANSACTION

  As part of the Restructuring and Recapitalization Transaction, Citadel's board of directors was reduced from eight to five directors, with Messrs. Richard M. Greenwood, Donald R. Boulanger, Mel Goldsmith and Zelbie Trogden resigning. Mr. Wesson, the new President and Chief Executive Officer of Citadel, was elected to the Board to fill one vacancy, and Mr. S. Craig Tompkins was elected Vice Chairman. Messrs. Greenwood and Goldsmith continue as directors of Fidelity.

  Also incident to the Restructuring and Recapitalization Transaction, all officers of Citadel other than Ms. Heidi Wulfe (Senior Vice President, Controller and Chief Accounting Officer) resigned and were replaced by Mr. Wesson. Ms. Wulfe continued as an officer of Citadel only through the completion of the Company's report on form 10Q for the quarter ended June 30, 1994 (the "June 10Q"), and upon the filing of the June 10Q, Ms. Wulfe resigned to continue her position as the Senior Vice President, Controller and Chief Accounting Officer of Fidelity. To the extent that contracts existed between these individuals and Citadel, such contracts were terminated as of the effectiveness of the Restructuring and Recapitalization Transaction, and Citadel has no further obligations thereunder.

  Since all of the Company's health, medical, bonus and retirement plans were maintained by Fidelity and not by Citadel, the obligations of Citadel under such plans also terminated effective as of the effectiveness of the Restructuring and Recapitalization Transaction. Accordingly, as of the date of this Proxy Statement, Citadel has no health, medical, bonus or retirement plans. (It is anticipated, however, that Citadel will provide health and medical insurance benefits to its employees, and that it will reimburse employees for the cost of their COBRA premiums pending determination of the manner in which to structure such an insurance program for Citadel.)

  While this Proxy Statement includes information pertaining to the compensation of executive officers and directors for the year ended December 31, 1993 as required by federal proxy disclosure regulations, this material is of limited materiality, since the executive and board structure of Citadel and the compensation paid to executive officers and directors has been significantly reduced since the Restructuring and Recapitalization Transaction. By way of example, Directors currently receive an annual retainer of $10,000 with no extra compensation for attendance at monthly board meetings. Prior to the Restructuring and Recapitalization Transaction, directors were paid a base retainer of $23,000 plus $1,000 for attendance at board meetings.

  The Restructuring and Recapitalization Transaction is described in detail in the June 10Q and a report on Form 8-K filed October 21, 1994 (the "October 8-K"), copies of which accompany these materials. Reference is made to the June 10Q and the October 8-K for a more detailed description of the Restructuring and Recapitalization Transaction and all descriptions of the Restructuring and Recapitalization Transaction are qualified by reference to such more detailed information.

                        DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

  The officers of Citadel currently include Steve Wesson and S. Craig Tompkins. Following the Restructuring and Recapitalization Transaction, all executive officers of Citadel except Ms. Wulfe resigned. Those officers who were identified as executive officers of Citadel due to their status as executive officers of Fidelity either continued with Fidelity or resigned following the effectiveness of the Restructuring and

Recapitalization Transaction. Ms. Wulfe continued to serve as a Senior Vice President and as the Controller and Chief Accounting Officer of Citadel, until her resignation from those positions following the filing of the June 10Q on or about August 22, 1994. Ms. Wulfe, a certified public accountant, joined Fidelity and Citadel in 1989 as Vice President and Controller. In 1991 she was named Senior Vice President of Fidelity and Citadel. From 1987 to 1989, she was Vice-President and Controller at Antelope Valley Saving and Loan Association. From 1977 to 1987, she was employed as an Audit Manager by Grant Thornton, Accountants and Management Consultants.

COMMITTEES OF THE BOARD OF DIRECTORS

  Citadel has historically maintained standing Audit, Executive, Nominating and Compensation and Stock Option Committees. Following the Restructuring and Recapitalization Transaction, the Board of Directors determined to reduce its standing committees to an Executive Committee (comprised of Messrs. Cotter (Chairman), Wesson and Tompkins), Audit Committee (comprised of Messrs. Geiger (Chairman) and Villasenor), and a Conflicts Committee (comprised of Messrs. Villasenor (Chairman) and Geiger). The Conflicts Committee will consider and make recommendations with respect to all matters as to which one or more other directors may have conflicts of interest.

  The Audit Committee held eight (8) meetings during 1993. The Audit Committee's responsibilities are generally to assist the Board in fulfilling its legal and fiduciary responsibilities relating to accounting, audit and reporting policies and practices of Citadel, Fidelity and their subsidiaries. The Audit Committee also, among other things, recommends to the Board the engagement of the Company's independent accountants; monitors and reviews the quality and activities of the Company's internal audit function and those of its independent accountants; and, monitors the adequacy of the Company's operating and internal controls as reported by management, the independent accountants and internal auditors.

  The Executive Committee held three (3) meetings during 1993, Subject to the authority conferred on Citadel's other committees, the Executive Committee is empowered to exercise all authority in lieu of the Board that may be exercised by a committee of the Board pursuant to Delaware law.

  The Nominating Committee held one (1) meeting during 1993.

  The Compensation and Stock Option Committee held six (6) meetings during
1993.

MEETINGS OF THE BOARD OF DIRECTORS

  During 1993, there were thirteen (13) meetings of the Board of Directors of Citadel. All directors attended at least 75% of the meetings of the Board of Directors, and all members of the committees of the Board attended at least 75% of the meetings of those committees, in each case, after the election of such individual to the Board or to such Committee.

                             EXECUTIVE COMPENSATION

  The federal proxy disclosure regulations require Citadel to disclose certain specific information with respect to executive compensation in this Proxy Statement. As discussed above, much of this information is of limited materiality due the changes which have occurred in conjunction with the Restructuring and Recapitalization Transaction. At the end of the Executive Compensation section, the Board of Directors has voluntarily disclosed additional information with respect to its current compensation policies in order to provide our stockholders with a more accurate and current disclosure.

SUMMARY COMPENSATION TABLE

  The following Summary Compensation Table sets forth the compensation earned during the year ended December 31, 1993 by Citadel's Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at December 31, 1993.

                                                                       LONG TERM
                                      ANNUAL COMPENSATION             COMPENSATION
                             ---------------------------------------- ------------
                                                                       SECURITIES
                                                                       UNDERLYING
                                                           OTHER         STOCK
                                                          ANNUAL        OPTIONS       ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR  SALARY   BONUS     COMPENSATION(1)   GRANTED    COMPENSATION(2)
- ---------------------------  ---- -------- -------    --------------- ------------ ---------------
Richard M. Greenwood         1993 $376,846 $50,000        $39,359(3)     20,000        $    0
 President and Chief         1992 $209,173       0         25,986(3)          0             0
 Executive Officer           1991      N/A     N/A            N/A           N/A           N/A
Walter H. Morris, Jr.(4)     1993 $178,500 $     0              0             0        $    0
 Executive Vice President    1992   87,500  15,000              0             0             0
 and Chief Lending Offi-
  cer                        1991      N/A     N/A            N/A           N/A           N/A
Andre S. W. Shih             1993 $134,847 $25,000              0             0        $    0
 Senior Vice President       1992  125,000  19,500              0             0             0
 Treasurer and Acting
  Chief                      1991   55,289       0              0             0             0
 Financial Officer
Frederick N. Bailard(4)      1993 $132,692 $     0              0             0        $1,171
 Senior Vice President,
  Real                       1992   45,673   5,000              0             0             0
 Estate Asset Management     1991      N/A     N/A            N/A           N/A           N/A
Kirk S. Sellman(4)           1993 $137,308 $     0              0             0        $4,269
 Executive Vice Presi-
  dent,                      1992  125,000  15,000              0             0         3,351
 Retail Banking              1991  115,500   5,563(5)           0             0             0

- --------
(1) Excludes perquisites if the aggregate amount thereof is less than $50,000, or 10% of salary plus bonus, if less.

(2) Consists of matching contributions under the 401(k) Plan in effect as of December 31, 1993.

(3) When Mr. Greenwood was hired on June 3, 1992, Citadel and Fidelity agreed to make him an interest free loan of $240,000 described below. The amount shown includes interest on such loan in 1993 of $9,984, an automobile allowance of $20,040, an excess group life insurance policy for which Fidelity paid premium in the amount of $2,345 and other benefits.

(4) Mr. Morris resigned March 18, 1994. Mr. Bailard resigned February 2, 1994. Mr. Sellman resigned January 3, 1994.

(5) Includes amounts earned under the Management Incentive Compensation Plan in effect as of December 31, 1993 with respect to each year in question, even if payment was made in the following year.

STOCK OPTIONS

  On March 24, 1993, Citadel and Fidelity granted to Mr. Greenwood a stock option to purchase 20,000 shares of Common Stock at a price of $21.90 per share. Citadel granted no other stock options and no stock appreciation rights ("SARs") to executives or employees in 1993. The following table sets forth the stock options outstanding held by the named executives as of December 31, 1993. All options are exercisable. No SARs are outstanding.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                              POTENTIAL REALIZABLE VALUE
                                                                              AT ASSUMED ANNUAL RATES OF
                                                                               STOCK PRICE APPRECIATION
                                          INDIVIDUAL GRANTS                         FOR OPTION TERM
                         ---------------------------------------------------- -----------------------------
                                      PERCENT OF TOTAL
                          NUMBER OF     OPTIONS/SARS
                          SECURITIES     GRANTED TO
                          UNDERLYING    EMPLOYEES IN   EXERCISE OR EXPIRATION      5%             10%
          NAME           OPTIONS/SARS   FISCAL YEAR    BASE PRICE     DATE    $35.67/SHARE   $56.80/SHARE
          ----             GRANTED    ---------------- ----------- ---------- -------------  --------------
Richard M. Greenwood....    20,000          100%         $21.90       2003      $    713,400  $    1,136,000
Walter H. Morris, Jr....         0            0             --         --                --              --
Andre S. W. Shih........         0            0             --         --                --              --
Frederick N. Bailard....         0            0             --         --                --              --
Kirk S. Sellman.........         0            0             --         --                --              --

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                             NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                                 OPTIONS/SARS              OPTIONS/SARS
                         SHARES ACQUIRED                         AT FY-END(#)              AT FY-END(#)
          NAME           ON EXERCISE(#)  VALUE REALIZED($) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
          ----           --------------- ----------------- ------------------------- -------------------------
Richard M. Greenwood....       N/A              N/A                20,000/0                       0(1)
Walter H. Morris, Jr....       --               --                      --                      --
Andre S. W. Shih........       --               --                      --                      --
Frederick N. Bailard....       --               --                      --                      --
Kirk S. Sellman.........       --               --                      --                      --

- --------
(1) None of the options held by Mr. Greenwood are in-the-money.

                    RETIREMENT INCOME (DEFINED BENEFIT) PLAN

  Citadel, prior to the Restructuring and Recapitalization Transaction, maintained a Retirement Income Plan which was a qualified, non-contributory defined benefit retirement plan. The Retirement Plan provided for monthly retirement payments or an actuarially equivalent lump sum to or on behalf of each covered employee or beneficiary upon retirement at age 65 or upon early retirement (i.e. the attainment of age 55 and the completion of 10 years of service) and, under certain circumstances, upon disability, death or other termination of employment, based upon the employee's average monthly compensation and the aggregate number of years of service.

  The following table illustrates approximate annual benefits payable at normal retirement age for various combinations of service and compensation:

                                                       YEARS OF SERVICE
                AVERAGE FINAL                 ----------------------------------
                COMPENSATION                    15     20     25     30     35
                -------------                 ------ ------ ------ ------ ------
$50,000...................................... 11,302 15,069 18,836 22,603 26,370
100,000...................................... 24,427 32,569 40,711 48,853 56,995
150,000...................................... 37,552 50,069 62,586 75,103 87,620
200,000...................................... 37,552 50,069 62,586 75,103 87,620
250,000...................................... 37,552 50,069 62,586 75,103 87,620
300,000...................................... 37,552 50,069 62,586 75,103 87,620
350,000...................................... 37,552 50,069 62,586 75,103 87,620
400,000...................................... 37,552 50,069 62,586 75,103 87,620

  Compensation under the Retirement Income Plan included all regular pay, excluding overtime, commissions and bonuses, limited by IRC 401(a) (17) compensation limit ($150,000 for 1994). The benefit amounts listed above were computed on a 10-year certain and life basis, which is the normal form under the plan.

  The approximate years of credited service as of December 31, 1993 for each of the named executive officers are as follows:

      NAME                                                               SERVICE
      ----                                                               -------
      Richard M. Greenwood.............................................. 1 year
      Walter H. Morris, Jr.............................................. 1 year
      Andre S. W. Shih.................................................. 2 years
      Kirk S. Sellman................................................... 3 years
      Frederick N. Bailard.............................................. 1 year

COMPENSATION OF DIRECTORS

  For the fiscal year completed December 31, 1993, nonemployee directors were paid fees in the amount of a $23,000 annual retainer plus $1,000 for each board meeting and $850 for each committee meeting attended in person (or $300 in the case of telephonic meetings). In addition, Mr. Villasenor was paid $850 quarterly for his attendance at the Fidelity CRA Committee meetings. Committee chairmen who were not Citadel or Fidelity employees received an additional $2,500 per year. For directors who fail to attend a meeting (unless excused for illness), the attendance fee for the ensuing 12 meetings was reduced by $100 per meeting. Failure to attend two or more meetings reduced the attendance fee by $250 per meeting for the ensuing 12 meetings.

  In December 1993, the Board increased Mr. Cotter's annual retainer to $100,000 retroactive to October 1991 and changed his retainer, effective January 1, 1994, to a $25,000 quarterly retainer. Mr. Cotter receives no meeting fees in addition to the retainer and all annual retainers and meeting fees paid to Mr. Cotter since October 1991 were netted from payments due retroactively. As of December 1993, the net amount owed to Mr. Cotter under this new compensation arrangement was $117,525. The first quarterly installment of the 1994 annual retainer in the amount of $25,000 was paid on January 2, 1994.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

  Mr. Greenwood, Citadel and Fidelity entered into a three-year employment agreement as of June 3, 1992, his date of hire. The agreement provided for compensation during the first twelve months at the rate of $365,000 per year, increasing to $385,000 for the second twelve months and $415,000 for the third twelve months. In the event of termination by Citadel and/or Fidelity other than for "cause", or by Mr. Greenwood for "cause", Mr. Greenwood would be entitled to receive, in addition to accrued benefits under any applicable benefits plans, an amount equal to the sum of (i) the balance of the amount which would have been paid to Mr. Greenwood had his employment continued through the remainder of the twelve month period in which such termination occurred and (ii) $365,000 if such termination occurs during the first twelve months, $385,000 if such termination occurs during the second twelve months, and $0 if such termination occurs during the third twelve months of his employment. In the event of an "Acquisition of Control" (as defined in the agreement) of Citadel by any person other than Craig, Reading, Hecco Ventures I, Tucson Electric Power Company or any one or more of their respective affiliates, Mr. Greenwood would be entitled to receive additional severance compensation in the amount of $500,000 during the first twelve months of his employment, reducing to $250,000 and $0 for the second and third twelve months of his employment, respectively. This additional compensation was also payable in the event of termination without "cause" by Mr. Greenwood, or failure of the parties to enter into a new employment contract, following any such "Acquisition of Control." Mr. Greenwood was also entitled to participate in health, pension and bonus programs in effect as of December 31, 1993.

  In March 1993, the Board of Directors approved entering into severance agreements with Messrs. Sellman, Bailard and Morris under which Citadel and Fidelity agreed to pay each of them a sum equal to one year's salary if they are discharged or effectively discharged following a "change in control" involving any person other than Craig, Reading, Hecco Ventures I, Tucson Electric Power Company or one or more of their respective affiliates. The Board of Directors approved entering into the same or similar agreements with approximately 16 other Citadel and Fidelity officers.

  On June 27, 1990 the Board authorized Citadel to enter into indemnity agreements with its then current as well as future directors and officers. Since that time, Citadel's officers and directors have entered such agreements. Under these agreements, Citadel agrees to indemnify its officers and directors against all expenses, liabilities and losses incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, to which any such officer or director is a party or is threatened to be made a party, in any manner, based upon, arising from, relating to or by reason of the fact that he is, was, shall be or shall have been an officer or director, employee, agent or fiduciary of Citadel.

  Each of the current Citadel Directors have entered into indemnity agreements with Citadel. In November, 1994, Citadel corrected oversights with respect to the indemnity agreements it had entered into with certain of its directors and officers. First, Citadel and Mr. Wesson executed agreements to coverMr. Wesson's duties as a director and officer of Citadel and of Citadel Realty, Inc. Mr. Wesson's prior agreement covered only his duties as a director and officer of Doran Street Real Estate Corporation, a wholly-owned subsidiary of Citadel and the predecessor to Citadel Realty, Inc. Second, Citadel and Mr. Tompkins executed new agreements covering Mr. Tompkins' duties as a director and officer of Citadel and of Citadel Realty, Inc. Mr. Tompkins had previously executed an agreement covering his duties as an director and officer of Citadel, but such agreement has not been located by either party.

CONSULTING AGREEMENT WITH MR. BRALY

  On August 3, 1992, the Board of Directors caused the Company to engage Mr. Braly as a consultant to study asset valuations and the possibilities of disposing of problem assets. Mr. Braly and the Company have entered into a consulting agreement pursuant to which the Company has compensated Mr. Braly at the rate of $4,000 per week. The agreement expired on March 31, 1993. The Company paid Mr. Braly $97,000 for services rendered in 1992. On April 28, 1993, Mr. Braly was elected Executive Vice President of Citadel.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  As of December 31, 1993, Mr. James J. Cotter, Mr. Mel Goldsmith and Mr. Alfred Villasenor, Jr. were members of the Compensation Committees of Citadel. As of December 31, 1993, none of the Compensation Committee members were employees of Citadel. Mr. Greenwood served in an advisory capacity to the Compensation Committees of Citadel.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

 Administration, Philosophy

  As of December 31, 1993, the compensation program was administered by the Compensation Committee of the Board of Directors. At such time, the Committee was composed of two non-employee directors. The CEO served as an advisor to the Committee. Following review and approval by the Compensation Committee, all issues pertaining to employment-related contracts were submitted to the full Board of Directors for approval.

  As of December 31, 1993, it was the philosophy of the Committee and Citadel to provide Citadel executives with total compensation (cash and non-cash) opportunities competitive with the market to attract and retain the caliber of executive talent capable of creating and leading a successful financial services company. The market used to establish competitive averages was comprised of financial services institutions, including commercial banks, savings banks and mortgage banks as applicable to specific functional areas.

  As of December 31, 1993, it was also the philosophy of the Committee and Citadel to limit fixed compensation costs (e.g., base salaries) to competitive averages and leverage, in the form of incentives, "above average" costs specifically to Citadel and/or individual performance. Competitive data was obtained through published survey data and custom surveys conducted by Citadel or a third party. Information regarding this market includes the OTS Peer Group as defined in the Performance Graph provided below.

  As of December 31, 1993, executive compensation plans in use included base salary, annual incentive, limited use of stock options, and certain executive benefits and perquisites. Other executive compensation programs used in the past included a Supplemental Executive Retirement Plan ("SERP") and Split Dollar Life Insurance. Of the named executive officers as of December 31, 1993, only Mr. Evans participated in the SERP, which was suspended as of February 28, 1994.

  Due to the financial position of Citadel in late 1993, only limited bonuses and pay raises were awarded.

 1993 Performance

  In 1993, an analysis of the competitive market and Citadel performance was conducted. This analysis showed base salaries of executive officers to be competitive with market averages. The average relationship of officer base salaries to salary range midpoints (i.e., market) was 102% of midpoint as of December 31, 1993.

  During 1993, the Committee reviewed proposals from its advisors (the CEO and SVP, Human Resources) for a 1993 Management Incentive Plan. The proposed plan linked an annual incentive with a long-term incentive component. After much discussion, the Committee was unable to agree on the appropriate measures and performance levels and the proposed Plan was not approved.

  The Committee did, however, recommend for Board approval discretionary bonuses to certain executives in recognition of outstanding individual performance during 1993. Of the four named executive officers, Mr. Shih received a bonus of $25,000 for exceptional performance in fulfilling his duties as Treasurer and Acting Chief Financial Officer.

CEO PAY

  The salary and other compensation paid to Mr. Greenwood in 1993 was provided for in the employment contract Citadel and Mr. Greenwood entered into upon the commencement of Mr. Greenwood's employment in June 1992. The contract was the result of arms-length negotiations. Pursuant to the agreement, Mr. Greenwood received i) a salary increase of 5.5%, resulting in his 1993 annual salary of $385,000; ii) a $50,000 bonus upon completion of one year's service; and iii) a stock option grant of 20,000 shares at a grant price equal to 100% of fair market value.

                         Committee Members:
               James J. Cotter  Ralph B. Perry, III
               Mel Goldsmith    Alfred Villasenor, Jr.

  The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that Citadel specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

ADDITIONAL CURRENT INFORMATION

  Following the Restructuring and Recapitalization Transaction, Citadel has adopted a revised board fee schedule to provide as follows: Non-employee Directors (which include all directors other than Mr. Wesson) will be paid an annual retainer of $10,000. Directors receive no additional compensation for serving as committee chairmen. Directors will receive no extra compensation for attending regularly scheduled monthly meetings, but will receive $1,000 for attendance at any special board meetings and $850 for attendance at any committee meetings. Directors will receive $350 for participation in any telephonic Board or committee meetings. Prior to the Restructuring and Recapitalization Transaction, Citadel and Fidelity provided fees to non-employee directors in the amount of a $23,000 annual retainer plus $1,000 for each board meeting and $850 for each committee meeting attended in person (or $300 in the case of telephonic meetings). In addition, Mr. Villasenor was paid $750 quarterly for his attendance at the Fidelity CRA Committee meetings. Committee chairmen who were not Company employees received an additional $2,500 per year. The Chairman of the Board was paid, in lieu of any other retainer and attendance fees, an annual retainer of $100,000. On a going forward basis, this retainer has been reduced to $45,000 and continues to be in lieu of any other retainers or attendance fees. The Secretary/Treasurer and Principal Accounting Officer will be paid an annual retainer as a director of $25,000 in addition to his retainer as a director and attendance fees.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
          AMONG CITADEL, S&P 500 INDEX AND ADJUSTED OTS PEER GROUP A*

  The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Exchange Act, except to the extent Citadel specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Act.

  The graph below comprises cumulative total return of Citadel, The S & P Index and the Adjusted OTS Peer Group A (Bay View Capital, Coast Savings, Downey Savings, First Federal Financial, San Francisco Federal Corporation and Union Federal Financial Corporation). Peer group returns have been weighted by market capitalization of the individual peers.


                         PERFORMANCE GRAPH APPEARS HERE



- --------
* Assumes $100 invested on December 31, 1988 in Citadel Common Stock, S&P 500 Index and the Adjusted OTS Peer Group A.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

  The following table sets forth the shares of Common Stock, Preferred Stock and Voting Stock owned as of November 14, 1994 by (i) each director, (ii) all directors and officer as a group, and (iii) each person known to Citadel to be the beneficial owner of more than 5% of either the Common Stock or the Preferred Stock. Except as noted, the indicated beneficial owner of the shares has sole voting power and sole investment power.

                                          AMOUNT AND NATURE
 NAME AND ADDRESS OF BENEFICIAL OWNER  OF BENEFICIAL OWNERSHIP       PERCENT OF CLASS
 ------------------------------------  -----------------------       ----------------
 James J. Cotter (1) (6)              667,012 shares of Common   10% of Common Stock
                                       Stock and 1,329,114        and 25% of Voting Stock
                                       shares of Preferred
                                       Stock
 Steve Wesson (5)                                (2)                         *
 Peter W. Geiger (5)                             --                         --
 Alfred Villasenor, Jr. (5)           900 shares of Common                   *
                                       Stock
 S. Craig Tompkins (6)                           --                         --
 Craig Corporation (6)                667,012 shares of Common   10% of Common Stock and
                                       Stock and 1,329,114        25% of Voting Stock
                                       shares of Preferred
                                       Stock

 Dillon Investors, L.P.,              661,000 shares of Common   9.9% of Common Stock and
 Roderick H. Dillon, Jr.,              Stock (3)                  8.3% of Voting Stock (3)
 Roderick H. Dillon, Jr.-IRA,
 Roderick H. Dillon, Jr.
 Foundation and
 Bradley C. Shoup-IRA
 21 East State Street,
 Suite 1410
 Columbus, Ohio 43215 (3)

 Lawndale Capital Management, Inc.,    6420,100 shares of         6.3% of Common Stock and
                                       Common Stock (4)           5.25% of Voting Stock
 Andrew E. Shapiro,                                               (4)
 Diamond A Partners, L.P.,
 and Diamond A Investors, L.P.
 One Sansome Street, Suite 3900
 San Fransisco, California 94104 (4)

 All directors and executive offi-    667,912 shares of Common   10% of Common Stock and
  cers as a Group (5 persons) (1)      Stock and 1,329,114        25% of Voting Stock
                                       shares of Preferred
                                       Stock

- --------
(1) Mr. Cotter is the Chairman and a principal stockholder of Craig Corporation. Craig Corporation holds 667,012 shares of Common Stock and 1,329,114 shares of Preferred Stock. Mr. Cotter disclaims beneficial ownership of these shares.

(2) It is contemplated that Mr. Wesson will be granted stock options as a part of his compensation arrangement with the Company. Although no final determination has been made, it is estimated that options to purchase approximately 35,000 shares will be granted. It is further anticipated that such options will have an exercise price equal to the market price at the time of grant, will have a 10 year term and will vest over a period of two years.

(3) Based on Amendment No. 4 to Schedule 13D dated November 7, 1994.

(4) Based on Schedule 13D dated October 20, 1994.

(5) 600 North Brand Boulevard, Glendale, California 91203.

(6) 116 North Robertson Boulevard, Los Angeles, California 90048

* Represents less than one percent of the outstanding shares of Citadel Common Stock.

                       PERSONS DEEMED TO BE PARTICIPANTS

  The name, business address and present occupation or employment or business of the persons deemed to be "participants" in the Proxy Solicitation is set forth above under "DIRECTORS." None of such participants has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years. None of the persons deemed to be participants has purchased or sold Citadel securities within the past two years.

           CITADEL'S RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  Deloitte & Touche have been the independent certified public accountants for Fidelity since 1976 and for Citadel since 1983 and have been selected by Citadel to continue to serve as the accountants for Citadel for 1993. Representatives of Deloitte & Touche will attend the Annual Meeting with an opportunity to make a statement if they desire to do so and will be available to respond to questions.

                            STOCKHOLDERS' PROPOSALS

  Any stockholder of Citadel wishing to submit a proposal for inclusion in the Proxy Statement relating to the Company's 1995 annual meeting of stockholders must deliver such proposal to the Company at its principal office on or before not less than 120 days in advance of the date of this Proxy. The Board of Directors will review any proposals from eligible stockholders which it receives by that date and will determine whether any such proposal will be included in its 1995 proxy solicitation materials. An eligible stockholder is one who is the record or beneficial owner of at least 1% or $1,000 in market value of securities entitled to be voted at the 1994 annual meeting of stockholders, who has held such securities for at least one year, and who shall continue to own such securities through the date on which the meeting is held.

                                 OTHER MATTERS

  At the time of preparation of this Proxy Statement, the Board of Directors of Citadel was not aware of any other matters to be brought before the Annual Meeting except for a possible adjournment proposal initiated by the Dillon Group. If an adjournment proposal is made by the Dillon Group or any other matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote, or refrain from voting, in accordance with their respective best judgment on such matters.

                          FILING OF ANNUAL STATEMENTS

  Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules promulgated thereunder, officer and directors of Citadel and persons who beneficially own more than 10% of a registered class of Citadel's equity securities are required to file with the Securities and Exchange Commission and the American Stock Exchange and furnish to Citadel reports of ownership and changes in ownership of all classes of Citadel's equity securities.

  Based solely on its review of the copies of such reports received by it during or with respect to the year ended December 31, 1993, and/or written representations from such reporting persons, the Board of Citadel believes that all reports required to be filed by such reporting persons during or with respect to the year ended December 31, 1993 were timely filed.

                                          By order of the Board of Directors,

                                          S. Craig Tompkins Corporate
                                          Secretary

Glendale, California
November   ,1994

  PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD PROMPTLY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

  If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can vote your shares. Accordingly, please contact the person responsible for your account and give instructions for your shares to be voted .

  IF YOU HAVE ANY QUESTIONS, OR HAVE ANY DIFFICULTY VOTING YOUR SHARES, PLEASE CONTACT D.F. KING & CO., INC. BY CALLING 1-800-669-5550.

                                   PROXY
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                          CITADEL HOLDING CORPORATION

           FOR ANNUAL MEETING OF STOCKHOLDERS--DECEMBER   , 1994

  The undersigned stockholder of Citadel Holding Corporation, a Delaware corporation (the "Company"), acknowledges receipt of the Notice of the Annual Meeting of Stockholders of the Company and the accompanying Proxy Statement,
each dated November   , 1994, and the undersigned hereby revokes all prior
proxies and hereby constitutes and appoints James J. Cotter, Steve Wesson and
S. Craig Tompkins, and each of them (each with full power of substitution and with full power to act without the others and, if two or more of them act hereunder, by action of a majority of them), the proxies of the undersigned, to represent the undersigned and to vote all the shares of common stock of the Company that the undersigned would be entitled to vote at the Annual Meeting of
Stockholders of the Company to be held December   , 1994 at 10:00 a.m. (Los
Angeles time) at the Four Seasons Hotel, 300 S. Doheny, Beverly Hills, California, and at any adjournment or postponement thereof.

  THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED BELOW; WHERE NO CHOICE IS SPECIFIED, IT WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 BELOW AND IN THE DISCRETION OF THE PROXIES IN THE MATTERS DESCRIBED IN PROPOSAL 4.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1:

1.ELECTION OF DIRECTORS.
     [_] FOR all nominees        [_] WITHHOLD AUTHORITY to vote
         listed below                for all nominees listed below
         (except as marked to
         the contrary below)

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE A LINE
              THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

     James C. Cotter  Steve Wesson  S. Craig Tompkins  Peter W. Geiger
                            Alfred Villasenor, Jr.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2:

2. To adopt the proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 shares to 20,000,000 shares.

                      [_] FOR  [_] AGAINST  [_] ABSTAIN

LOGO

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3:

3.To adjourn the Annual Meeting to a later date in the discretion of the persons named as proxies.

                         [_] FOR   [_] AGAINST  [_] ABSTAIN

24. IN THE PROXIES' DISCRETION TO VOTE UPON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. MANAGEMENT IS NOT AWARE OF ANY OTHER MATTER THAT WILL BE PRESENTED FOR ACTION AT THE MEETING EXCEPT FOR A POSSIBLE ADJOURNMENT PROPOSAL INITIATED BY THE DILLON GROUP.

   (PLEASE MARK, SIGN AND DATE THIS BLUE PROXY AND RETURN IT IN THE ENCLOSED
                                   ENVELOPE.)

                                           Dated: _______________________, 1994

                                           ____________________________________
                                                       Signature(s)

                                           ____________________________________
                                                       Signature(s)

                                           Please sign exactly as name appears
                                           hereon. If the stock is registered
                                           in the name of two or more persons,
                                           each should sign. When signing as
                                           an executor, administrator,
                                           trustee, guardian, attorney, or
                                           corporate officer, please add your
                                           full title as such.

                                           COMMENTS: (Change of address)

                                           ____________________________________

                                           ____________________________________

                                           ____________________________________